EXHIBIT 21.1

Subsidiaries of 1347 Property Insurance Holdings, Inc.

Name of Entity Jurisdiction of Formation Percent Ownership

Maison Insurance Company Louisiana 100%

Maison Managers Inc. Delaware 100%